AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF STAR EQUITY HOLDINGS, INC. (f/k/a HUDSON GLOBAL, INC) Pursuant to Article IX of the Amended and Restated By-laws of Star Equity Holdings, Inc. f/k/a Hudson Global, Inc. (as amended, the “Bylaws”), and following the approval of the Board of Directors (the “Board”) of Star Equity Holdings, Inc., a Delaware corporation (the “Corporation”) the undersigned officer of the Corporation hereby approves the following amendment to the Bylaws (the “Amendment”). All capitalized terms not specifically defined in the Amendment shall bear the meanings attributed to them in the Bylaws. The Bylaws are hereby amended by inserting a new Article X, Section 1 which shall consist of the following: ARTICLE X CHOICE OF FORUM; EXCLUSIVE FORUM Section 1. Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim that is based upon a breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising pursuant to any provision of the General Corporation Law, the Certificate of Incorporation or these Bylaws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or these Bylaws; (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine; or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or any successor thereto. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X. Failure to enforce the foregoing provisions of this Article X would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.. Except as otherwise specifically set forth herein, all other provisions of the Bylaws shall remain unmodified and continue in full force and effect. IN WITNESS WHEREOF, the undersigned officer of the Corporation being duly authorized by the Board has executed this Amendment as of December 10, 2025. By: /s/ Jeffrey E. Eberwein Name: Jeffrey E. Eberwein Title: Chief Executive Officer